Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR FIRST QUARTER OF 2026

DALTON, GEORGIA (May 11, 2026) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the quarter ended March 28, 2026.

For the first quarter of 2026, the Company had net sales of $59,380,000 as compared to $62,990,000 in the same quarter of 2025. The Company had an operating income of $3,264,000 in the first quarter of 2026 compared to an operating income of $11,000 in the first quarter of 2025. The net income from continuing operations in the first quarter of 2026 was $1,354,000 or $0.09 per diluted share. In 2025, the net loss from continuing operations for the first quarter was $1,582,000 or $0.11 per diluted share.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, "Continued soft market conditions within the flooring industry, driven by historical low existing home sales, high home prices and interest rates, were compounded in the first quarter of 2026 by the uncertainty caused by the conflict in the Middle East. Our gross profit margin in the first quarter of 2026 was boosted by the recognition of a $3.3 million receivable for the anticipated refund of IEEPA tariffs. Adjusted for the impact of the IEEPA tariffs, year over year margins improved by 2% of net sales despite lower sales volume in 2026. The improved year over year gross profit margin is mainly the impact of our previously announced Profit Improvement Plan. Based on our first quarter activity, including the recognition of the IEEPA tariff refund and additional new initiatives, we estimate the impact of our Plan to be an improvement in year over year profit of $17.8 million.

In the second quarter of 2026 we started seeing higher costs for our raw materials driven primarily by the higher price of oil. We have implemented a price increase in the second quarter, as have many others in the industry, to offset these rising material costs. Order entry in the second quarter of 2026 has been closely in line with the order entry for the same period in 2025.

In the first quarter we participated in multiple trade shows, including the International Surfaces trade show in Las Vegas, where we showcased thirty-four new broadloom carpet styles across our nylon, polyester and decorative collections. Our focus continues to be on the creation of differentiated styles for the mid to high end consumer with an emphasis on color, pattern and textural visuals. We also showcased new visuals and innovations in our hard surface offerings. This included new colors and patterns in our Fabrica wood program and expanded WPC offerings, with new visuals and colors, in our TRUCOR brand.", Frierson concluded.

The net sales for the first quarter of 2026 were $59.4 million compared to $63.0 million in the first quarter of the previous year. Year over year gross margin improved by 5.6% of gross sales with the biggest impact being the recognition of $3.3 million for the receivable of IEEPA tariffs paid in 2025 and 2026. Adjusted for this receivable and the impact of the IEEPA tariffs in the comparable periods, the gross profit margin would have been 28.6% of net sales in 2026 as compared to 26.9% of net sales in 2025. Selling and administrative expenses were below the prior year at $16.0 million compared to $16.9 million. This improvement was driven by cost reductions as part of our Profit Improvement Plan. On our balance sheet, receivables, excluding the receivable recorded for the IEEPA tariff refund,

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The Dixie Group Reports First Quarter 2026 Results

May 11, 2026

increased $3.7 million from the balance at fiscal year end 2025 due to higher sales in the last month of the first quarter 2026 as compared to the seasonally lower sales volume in the last month of the fiscal year 2025. Net inventory value at the end of the first quarter of 2026 was $68.1 million or $1.7 million greater than the balance of $66.4 million at fiscal year end 2025. The increase in inventory is mainly the result of increased volume in preparation of the expectation for the seasonally higher sales volume in the second quarter. Combined accounts payable and accrued expenses were $4.3 million higher at the end of the first quarter of 2026 as compared to the December 2025 balance. This increase was primarily driven by higher payables and accruals to replenish inventory and meet higher production needs in preparation for an expected increase in demand in the second quarter. In the first quarter of 2026, capital expenditures were $59 thousand. Capital expenditures for the full fiscal year 2026 are planned at $2.9 million. Interest expense was $1.9 million in the first quarter of 2026 compared to $1.5 million in the first quarter of 2025. Our debt increased by $2.1 million in the first quarter of 2026 driven by operating needs.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports First Quarter 2026 Results

May 11, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended
	March 28, 2026	March 29, 2025

NET SALES	$59,380	$62,990
Cost of sales	40,092	46,088
GROSS PROFIT	19,288	16,902
Selling and administrative expenses	15,996	16,874
Other operating income, net	(84)	(98)
Facility consolidation and severance expenses, net	112	115
OPERATING INCOME	3,264	11
Interest expense	1,905	1,493
Other (income) expense, net	(32)	88
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	1,391	(1,570)
Income tax provision	37	12
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,354	(1,582)
Loss from discontinued operations, net of tax	(203)	(115)
NET INCOME (LOSS)	$1,151	$(1,697)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.09	$(0.11)
Discontinued operations	(0.01)	(0.01)
Net income (loss)	$0.08	$(0.12)

BASIC SHARES OUTSTANDING	14,533	14,366

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.09	$(0.11)
Discontinued operations	(0.01)	(0.01)
Net income (loss)	$0.08	$(0.12)

DILUTED SHARES OUTSTANDING	14,626	14,366

DIVIDENDS PER SHARE:
Common Stock	$—	$—
Class B Common Stock	$—	$—

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The Dixie Group Reports First Quarter 2026 Results

May 11, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 28, 2026	December 27, 2025
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,346	$3,204
Receivables, net of allowances for expected credit losses of $773 and $640	26,566	22,984
Receivables - tariffs refunds	3,318	—
Inventory, net	68,070	66,370
Prepaid and other current assets	6,173	5,391
TOTAL CURRENT ASSETS	106,473	97,949

PROPERTY, PLANT AND EQUIPMENT, NET	28,059	29,154
OPERATING LEASES RIGHT-OF-USE ASSETS	22,541	23,649
RESTRICTED CASH	3,898	3,865
OTHER ASSETS	17,270	19,488
LONG TERM ASSETS OF DISCONTINUED OPERATIONS	1,002	1,053
TOTAL ASSETS	$179,243	$175,158

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$26,118	$22,781
Accrued expenses	17,022	16,043
Current portion of long-term debt	59,222	56,642
Current portion of operating lease liabilities	4,781	4,553
Current liabilities of discontinued operations	1,200	1,073
TOTAL CURRENT LIABILITIES	108,343	101,092

LONG-TERM DEBT, NET	24,610	25,096
OPERATING LEASE LIABILITIES	18,963	20,200
OTHER LONG-TERM LIABILITIES	14,070	16,651
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	3,273	3,321
STOCKHOLDERS' EQUITY	9,984	8,798
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$179,243	$175,158

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